As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-116801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARMERS CAPITAL BANK CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Kentucky	61-1017851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 309

202 W. Main St.

Frankfort, KY 40602

(502) 227-1668

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Farmers Capital Bank Corporation Employee Stock Purchase Plan

(Full title of Plan)

Lloyd C. Hillard, Jr., President and CEO

Farmers Capital Bank Corporation

P.O. Box 309

202 W. Main St.

Frankfort, KY 40602

(502) 227-1614

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission on June 24, 2004 by Farmers Capital Bank Corporation, a Kentucky corporation (the “Registrant”):

•

Registration Statement on Form S-8, File No. 333-116801, registering 50,000 shares of common stock, $.125 par value per share, for issuance under the Farmers Capital Bank Corporation Employee Stock Purchase Plan.

On August 20, 2018, pursuant to the Agreement and Plan of Merger dated April 19, 2018 between WesBanco, Inc. (“WesBanco”) and the Registrant, the Registrant merged with and into WesBanco, with WesBanco being the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Frankfort, State of Kentucky on August 20, 2018.

FARMERS CAPITAL BANK CORPORATION

/s/ Mark A. Hampton
Mark A. Hampton
Executive Vice President, Secretary, and Chief Financial Officer